                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                SCHEDULE 13G/A
                              (Amendment No. 2)*


                   Under the Securities Exchange Act of 1934
                           Rogue Wave Software, Inc.
                        ------------------------------
                               (Name of Issuer)

                                 Common Stock
                        ------------------------------
                        (Title of Class of Securities)

                                  775369 10 1
                        ------------------------------
                                (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO.  775369 10 1               13G

------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado C&L Fund, L.P.
------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member     (a) [_]
     of a Group*                               (b) [X]

------------------------------------------------------------------------------
(3)  SEC Use Only

------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
------------------------------------------------------------------------------
Number of Shares     (5)  Sole Voting
  Beneficially               Power              8,713
  Owned by           -----------------------------------------------------------
  Each Reporting     (6)  Shared Voting
  Person With                Power              0
                     -----------------------------------------------------------
                     (7)  Sole Dispositive
                             Power              8,713
                     -----------------------------------------------------------
                     (8)  Shared Dispositive
                             Power              0
------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

     8,713
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.08%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP NO.  775369 10 1               13G

------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     El Dorado Technology IV, L.P.
------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member      (a) [_]
     of a Group *                               (b) [X]
------------------------------------------------------------------------------
(3)  SEC Use Only

------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
------------------------------------------------------------------------------
Number of Shares     (5)  Sole Voting
  Beneficially               Power              15,782
  Owned by           -----------------------------------------------------------
  Each Reporting     (6)  Shared Voting
  Person With                Power              0
                     -----------------------------------------------------------
                     (7)  Sole Dispositive
                             Power              15,782
                     -----------------------------------------------------------
                     (8)  Shared Dispositive
                             Power              0
------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

     15,782
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.15%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 775369 10 1                 13G

------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos.. of Above Persons

     El Dorado Ventures III, L.P.
------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member      (a) [_]
     of a Group *                               (b) [X]
------------------------------------------------------------------------------
(3)  SEC Use Only

------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
------------------------------------------------------------------------------
Number of Shares     (5)  Sole Voting
  Beneficially               Power              470,492
  Owned by           -----------------------------------------------------------
  Each Reporting     (6)  Shared Voting
  Person With                Power              0
                     -----------------------------------------------------------
                     (7)  Sole Dispositive
                             Power              470,492
                     -----------------------------------------------------------
                     (8)  Shared Dispositive
                             Power              0
------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

     470,492
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     4.5%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 775369 10 1                 13G

------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos.. of Above Persons

     El Dorado Venture Partners III
------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member      (a) [_]
     of a Group *                               (b) [X]
------------------------------------------------------------------------------
(3)  SEC Use Only

------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     California
------------------------------------------------------------------------------
Number of Shares     (5)  Sole Voting
  Beneficially               Power              494,987
  Owned by           -----------------------------------------------------------
  Each Reporting     (6)  Shared Voting
  Person With                Power              0
                     -----------------------------------------------------------
                     (7)  Sole Dispositive
                             Power              494,987
                     -----------------------------------------------------------
                     (8)  Shared Dispositive
                             Power              0
------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

     494,987
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     4.7%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 775369 10 1                 13G

------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Shanda Bahles
------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member      (a) [_]
     of a Group *                               (b) [X]
------------------------------------------------------------------------------
(3)  SEC Use Only

------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
------------------------------------------------------------------------------
Number of Shares     (5)  Sole Voting
  Beneficially               Power              353
  Owned by           -----------------------------------------------------------
  Each Reporting     (6)  Shared Voting
  Person With                Power              494,987
                     -----------------------------------------------------------
                     (7)  Sole Dispositive
                             Power              353
                     -----------------------------------------------------------
                     (8)  Shared Dispositive
                             Power              494,987
------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

     495,340
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     4.7%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 775369 10 1                 13G

------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Gary W. Kalbach
------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member      (a) [_]
     of a Group *                               (b) [X]
------------------------------------------------------------------------------
(3)  SEC Use Only

------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
------------------------------------------------------------------------------
Number of Shares     (5)  Sole Voting
  Beneficially               Power              770
  Owned by           -----------------------------------------------------------
  Each Reporting     (6)  Shared Voting
  Person With                Power              494,987
                     -----------------------------------------------------------
                     (7)  Sole Dispositive
                             Power              770
                     -----------------------------------------------------------
                     (8)  Shared Dispositive
                             Power              494,987
------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

     495,757
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     4.7%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 775369 10 1                 13G

------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Thomas H. Peterson
------------------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member      (a) [_]
     of a Group *                               (b) [X]
------------------------------------------------------------------------------
(3)  SEC Use Only

------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
------------------------------------------------------------------------------
Number of Shares     (5)  Sole Voting
  Beneficially               Power              353
  Owned by           -----------------------------------------------------------
  Each Reporting     (6)  Shared Voting
  Person With                Power              494,987
                     -----------------------------------------------------------
                     (7)  Sole Dispositive
                             Power              353
                     -----------------------------------------------------------
                     (8)  Shared Dispositive
                             Power              494,987
------------------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

     495,340
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     4.7%
------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


ITEM 1.

(a) Name of Issuer: Rogue Wave, Software, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices
    5500 Flatiron Parkway
    Boulder, Colorado  80301

ITEM 2.

(a) Name of Person Filing

    El Dorado C&L Fund, L.P. ("EDC&L")
    El Dorado Technology IV, L.P. ("EDT IV")
    El Dorado Ventures III, L.P. ("EDT III")
    El Dorado Ventures Partners III ("EDVP III")
    Shanda Bahles
    Gary W. Kalbach
    Thomas H. Peterson

(b) Address of Principal Business Office or, if none, Residence

    2400 Sand Hill Road
    Suite 100
    Menlo Park, CA  94025

(c) Citizenship/Place of Organization:

    Entities:      EDC&L - California
                   EDT IV - California
                   EDV III - California
                   EDVP III - California
    Individuals:   Ms. Bahles - United States
                   Mr. Kalbach - United States
                   Mr Peterson - United States

(d) Title of Class of Securities:  Common Stock

(e) CUSIP Number:  775369 10 1

ITEM 3. NOT APPLICABLE.


ITEM 4. OWNERSHIP

                                        EDC&L    EDT IV    EDV III    EDVP III    BAHLES     KALBACH    PETERSON
(a)     Beneficial Ownership            8,713    15,782    470,492    494,987     495,340    495,757    495,340

(b)     Percentage of Class             0.08%    0.15%     4.5%       4.7%        4.7%       4.7%       4.7%

(c)     Sole Voting Power               8,713    15,782    470,492    494,987     353        770        353

        Shared Voting Power             -0-      -0-       -0-        -0-         494,987    494,987    494,987

        Sole Dispositive Power          8,713    15,782    470,492    494,987     353        770        353

        Shared Dispositive Power        -0-      -0-       -0-        -0-         494,987    494,987    494,987

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.  [X]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

No reporting person is a member of a group as defined in Section 240.13d-1(b)
(1) (ii) (J) of the Act.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

Not applicable.

ITEM 10. CERTIFICATION

Not applicable.

EXHIBITS

A:  Joint Filing Statement

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1999




EL DORADO C&L FUND, L.P.                EL DORADO TECHNOLOGY IV, L.P.

By:  El Dorado Venture Partners III     By:  El Dorado Venture Partners III
           its general partner                    its general partner

By:  /s/ Thomas H. Peterson             By:  /s/ Thomas H. Peterson
     ----------------------                  ----------------------
     General Partner                         General Partner

EL DORADO VENTURES III, L.P.            EL DORADO VENTURE PARTNERS III

By:  El Dorado Venture Partners III     By:  /s/ Thomas H. Peterson
        its general partner                  ----------------------
                                             General Partner
By:  /s/ Thomas H. Peterson
     ----------------------
     General Partner

By:  /s/ Shanda Bahles
     ----------------------
     Shanda Bahles

By:  /s/ Gary W. Kalbach
     ----------------------
     Gary W. Kalbach

By:  /s/ Thomas H. Peterson
     ----------------------
     Thomas H. Peterson

                                   EXHIBIT A
                           AGREEMENT OF JOINT FILING

    We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

Date:  February 11, 1999

EL DORADO C&L FUND, L.P.                EL DORADO TECHNOLOGY IV, L.P.

By:  El Dorado Venture Partners III     By:  El Dorado Venture Partners III
           its general partner                    its general partner

By:  /s/ Thomas H. Peterson             By:  /s/ Thomas H. Peterson
     ----------------------                  ----------------------
         General Partner                         General Partner

EL DORADO VENTURES III, L.P.            EL DORADO VENTURE PARTNERS III

By:  El Dorado Venture Partners III     By:  /s/ Thomas H. Peterson
        its general partner                  ----------------------
                                                 General Partner
By:  /s/ Thomas H. Peterson
     ----------------------
         General Partner





By:  /s/ Shanda Bahles
     ----------------------
         Shanda Bahles

By:  /s/ Gary W. Kalbach
     ----------------------
         Gary W. Kalbach

By:  /s/ Thomas H. Peterson
     ----------------------
         Thomas H. Peterson